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                                  EXHIBIT 11.1

                        DENAMERICA CORP. AND SUBSIDIARIES
              STATEMENT RE: COMPUTATION OF PER SHARE INCOME (LOSS)
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

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                                                                                PERIOD ENDED
                                                                       --------------------------------
                                                                       SEPTEMBER 27,         OCTOBER 2,
             DESCRIPTION                                                   1995                 1996
                                                                       -------------         ----------
                                                                        (39 weeks)           (40 weeks)

Income before extraordinary item.............................           $     1,167          $     1,802
Extraordinary item - loss on extinguishment of debt..........                    --                 (497)
                                                                        -----------          -----------

Net income ..................................................                 1,167                1,305

Less:  Preferred stock dividend and accretion................                  (438)                (149)
                                                                        -----------          -----------

Net income applicable to common shareholders.................           $       729          $     1,156

Income before extraordinary item per
  common and common equivalent share.........................           $       .11          $       .15
Extraordinary item - loss on extinguishment
  of debt per common and common equivalent share ............                    --                 (.05)
                                                                        -----------          -----------

Net income per common and common
  equivalent share ..........................................           $       .11          $       .10
                                                                        ===========          ===========

Weighted average common and common equivalent
   shares outstanding .......................................             6,937,500           11,131,000
                                                                        ===========          ===========
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